                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


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                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                                 [COMPANY LOGO]
                           800 THE SAFEGUARD BUILDING
                              435 DEVON PARK DRIVE
                              WAYNE, PA 19087-1945

                              PHONE: (610) 293-0600
                            TOLL-FREE: (877) 506-7371
                               FAX: (610) 293-0601
                AUTOMATED INVESTOR RELATIONS LINE: (888) SFE-1200

                           INTERNET: www.safeguard.com


                           SAFEGUARD SCIENTIFICS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Safeguard Stockholder:

You are invited to attend the Safeguard Scientifics, Inc. 2000 Annual Meeting of Stockholders.

DATE:             Thursday, May 11, 2000

TIME:             4:00 p.m. Eastern time

PLACE:            The Desmond Great Valley Hotel and Conference Center
                  One Liberty Boulevard
                  Malvern, Pennsylvania 19355
                  (610) 296-9800 or (800) 575-1776

DIRECTIONS:       Included on the last page

No admission tickets are required. If you cannot attend the meeting in person, you may listen to the meeting over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to this web site approximately fifteen minutes early to register and download any necessary audio software.

Only stockholders who owned stock at the close of business on March 24, 2000, can vote at this meeting or any adjournments that may take place.

At the meeting, we will elect 13 directors and attend to any other business properly presented at the meeting.

We also will report on Safeguard's 1999 business results and other matters of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments, and meet our management team.

OUR BOARD OF DIRECTORS IS A VITAL RESOURCE. MAKE YOUR VOTE COUNT! NO MATTER HOW MANY SHARES YOU HOLD, WE CONSIDER YOUR VOTE IMPORTANT AND ENCOURAGE YOU TO VOTE AS SOON AS POSSIBLE.

The proxy statement, accompanying proxy card, and 1999 annual report are being mailed to stockholders beginning April 10, 2000, in connection with the solicitation of proxies by the board of directors.

Please contact Sandi Murtland, Investor Relations Coordinator, with any questions or concerns.

Sincerely,
/s/ Warren V. Musser                                   /s/ James A. Ounsworth
---------------------------------                      -------------------------
    Warren V. Musser                                       James A. Ounsworth
    Chairman of the Board                                  Secretary
    and Chief Executive Officer


April 10, 2000

                              QUESTIONS AND ANSWERS

Q:   WHO IS ENTITLED TO VOTE?
A: Stockholders of record as of the close of business on March 24, 2000, may vote at the annual meeting.

Q:   HOW MANY SHARES CAN VOTE?
A: On March 24, 2000, there were 107,329,089 shares issued and outstanding. Every stockholder may cast one vote for each share owned. In the election of directors, stockholders have the right of cumulative voting (described below).

Q:   WHAT MAY I VOTE ON?
A: You may vote on the election of 13 directors who have been nominated to serve on our board of directors and any other business that is properly presented at the meeting

Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON EACH  PROPOSAL?
A: The board recommends a vote FOR each board nominee. The board requests discretionary authority to cumulate votes.

Q:   HOW DO I VOTE?
A: Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided. In the election of directors, if you wish to vote cumulatively, please follow the directions in the next question.

     If you sign your proxy card but do not mark any boxes showing how you wish to vote, Warren V. Musser, Harry Wallaesa, and James A. Ounsworth will vote your shares as recommended by the board of directors.

Q:   WHAT DOES CUMULATIVE VOTING MEAN?
A: Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since 13 directors are standing for election at this year's annual meeting, if you hold 100 shares of Safeguard stock, you may cast 1,300 votes in the election of directors. You may distribute those votes among the nominees as you wish. In other words, in the example provided, you may cast all 1,300 votes for one nominee or allocate them among two or more nominees in any amount you like, as long as the total equals 1,300 votes.

     To vote cumulatively, you must

     -- write the words "cumulate for" in the space provided under item 1 of the proxy card, and

     -- write the name of each nominee and the number of votes to be cast for each nominee in that space.

     If you vote cumulatively, please check to be sure that the number of votes you cast adds up to the number of shares you own multiplied by 13. If the number of votes does not add up correctly, our proxy tabulator will return the proxy card to you for clarification and will not vote your shares until a properly completed proxy card has been returned to them.

Q:   WHAT IF I HOLD MY SAFEGUARD SHARES IN A BROKERAGE ACCOUNT?
A: If you hold your Safeguard shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you three ways to vote:
     1.       by telephone,
     2.       via the Internet, or
     3.       by returning the form.

     Your vote by telephone or Internet will help Safeguard save money. Remember, if you vote by telephone or Internet, do not return your voting instruction form.

Q:   WHAT IF I WANT TO CHANGE MY VOTE?
A: You may change your vote at any time before the meeting in any of the following three ways:

     1.       notify our corporate secretary, James A. Ounsworth, in writing,

[COMPANY LOGO]                                                                 1

                              QUESTIONS AND ANSWERS

     2. vote in person at the meeting, or
     3. submit a proxy card with a later date.

     If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q:   HOW WILL DIRECTORS BE ELECTED?
A: The 13 nominees who receive the highest number of affirmative votes at a meeting at which a quorum is present will be elected as directors.

Q:   WHO WILL COUNT THE VOTES?
A: A representative of ChaseMellon Shareholder Services, L.L.C., our registrar and transfer agent, will count the votes and act as the judge of election.

Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
A: Your shares may be registered differently or may be in more than one account. We encourage you to have all accounts registered in the exact same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent:

     ChaseMellon Shareholder Services
     85 Challenger Road
     Ridgefield Park, NJ 07660
     Toll-free telephone 800-526-0801.

     If you provide ChaseMellon with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier to accomplish this.

     You also can find information on transferring shares and other useful stockholder information on their web site at www.chasemellon.com.

Q:   WHAT IS A QUORUM?
A: A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

Q:   WHAT IS THE EFFECT IF I ABSTAIN OR FAIL TO GIVE INSTRUCTIONS TO MY BROKER?
A: If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

     Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when banks, brokers or other nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the meeting. In this event, banks, brokers and other nominees may vote those shares on matters deemed routine by the New York Stock Exchange. The election of directors is considered a routine matter. Broker non-votes and abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is treated the same as an abstention.

Q:   WHO CAN ATTEND THE MEETING?
A: We encourage all stockholders to attend the meeting. Admission tickets are not required.

Q:   WHAT IF I CAN'T ATTEND THE MEETING?
A: If you cannot attend the meeting in person, you may listen to the proceedings over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to this web site approximately fifteen minutes early to register and download any necessary audio software. If you cannot listen to the live broadcast, Vcall will have a replay of the meeting available on its web site

[COMPANY LOGO]                                                                2

                              QUESTIONS AND ANSWERS

     beginning immediately after the meeting and a transcript of the meeting available by approximately May 16.

Q:   ARE THERE ANY EXPENSES ASSOCIATED WITH COLLECTING THE STOCKHOLDER VOTES?
A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time.

Q:   WHAT IS A STOCKHOLDER PROPOSAL?
A: A stockholder proposal is your recommendation or requirement that Safeguard or our board of directors take action on a matter that you intend to present at a meeting of stockholders. However, under applicable rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q:   CAN ANYONE SUBMIT A STOCKHOLDER PROPOSAL?
A: To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

Q: IF I WISH TO SUBMIT A STOCKHOLDER PROPOSAL FOR THE ANNUAL MEETING IN 2001, WHAT ACTION MUST I TAKE?
A: If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2001, you must submit the proposal, in writing, so that our corporate secretary receives it no later than December 11, 2000. The proposal must meet the requirements established by the SEC. Send your proposal to:

     James A. Ounsworth, Sr. V.P.,
     General Counsel and Secretary
     Safeguard Scientifics, Inc.
     800 The Safeguard Building
     435 Devon Park Drive
     Wayne, PA 19087-1945

     Our bylaws provide that only proposals included in the proxy statement may be considered at the annual meeting.

Q:   CAN A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF SAFEGUARD?
A: The Nominating Committee will consider qualified candidates recommended by stockholders. You should submit your recommendation, including a detailed statement of the individual's qualifications, to:

     Nominating Committee
     Safeguard Scientifics, Inc.
     800 The Safeguard Building
     435 Devon Park Drive
     Wayne, PA 19087

Q:   WHO ARE SAFEGUARD'S LARGEST STOCKHOLDERS?
A: Mr. Musser, our chairman and chief executive officer, beneficially owns 8.5% of Safeguard. Other directors and executive officers beneficially own a total of approximately 4.8% of Safeguard. At December 31, 1999, no other stockholder owned more than 5% of our stock.

[COMPANY LOGO]                                                                3

                              ELECTION OF DIRECTORS
                              ITEM 1 ON PROXY CARD

Directors are elected annually and serve a one-year term. There are 13 nominees for election this year. Each nominee is currently serving as a director. Each nominee has consented to serve until the next annual meeting if elected. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

THE BOARD RECOMMENDS A VOTE FOR EACH NOMINEE. THE 13 NOMINEES WHO RECEIVE THE HIGHEST NUMBER OF AFFIRMATIVE VOTES WILL BE ELECTED AS DIRECTORS.

WARREN V. MUSSER                                             Director since 1953
Age 73

Mr. Musser has served as chairman and chief executive officer since 1953. Mr. Musser is chairman of the board of Cambridge Technology Partners (Massachusetts), Inc. He is also a director of CompuCom Systems, Inc., DocuCorp International, Inc. and Sanchez Computer Associates, Inc. and a trustee of Brandywine Realty Trust. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as vice president/development, Cradle of Liberty Council, Boy Scouts of America, vice chairman of The Eastern Technology Council, and chairman of the Pennsylvania Partnership on Economic Education.

ROBERT E. KEITH, JR.                                         Director since 1996
Age 58

Mr. Keith was appointed vice chairman of the board in February 1999. Mr. Keith has been a managing director of TL Ventures and its predecessor funds since 1988. He has served as president since 1991, and as chief executive officer since February 1996, of Technology Leaders Management, Inc., a private equity capital management company that is a subsidiary of Safeguard. Mr. Keith is Chairman of the Board of Internet Capital Group, Inc., and a director of Cambridge Technology Partners (Massachusetts), Inc., SunSource, Inc. and U.S. Interactive, Inc.

HARRY WALLAESA                                               Director since 1999
Age 49

Mr. Wallaesa became president and chief operating officer of Safeguard in March 1999. Before joining Safeguard, Mr. Wallaesa served as president and chief executive officer of aligne incorporated, which he co-founded in 1996, until Safeguard acquired a majority of the company in March 1999. From 1985 to 1995, Mr. Wallaesa was the chief information officer and vice president of management information systems at Campbell Soup Company, a global manufacturer and marketer of branded food products. Mr. Wallaesa is chairman of the board of CompuCom Systems, Inc. and a director of Bowne, Inc., Redleaf Group LLC, aligne incorporated, iMedium, Inc., Allied Resource Corporation, Pennsylvania Academy of Fine Arts, Atlas Commerce and University of Pennsylvania Health Systems.

VINCENT G. BELL, JR.                                         Director since 1956
Age 74

Mr. Bell is president of Verus Corporation, a management investment firm he formed in 1987.

[COMPANY LOGO]                                                                4

Before 1987, Mr. Bell was chairman of the board and chief executive officer of Safeguard Business Systems, Inc., an information systems company.

WALTER W. BUCKLEY, III                                       Director since 2000
Age 40

Walter W. Buckley, III is a co-founder and has served as president, chief executive officer and a director of Internet Capital Group, Inc. since March 1996. Prior to co-founding Internet Capital Group, Mr. Buckley worked for Safeguard as vice president of acquisitions from 1991 to February 1996. Mr. Buckley is a director of Breakaway Solutions, Inc., e-Chemicals, Inc., PrivaSeek, Inc., Syncra Software, Inc., VerticalNet, Inc., and Who? Vision Systems, Inc.

MICHAEL J. EMMI                                              Director since 1998
Age 58

Mr. Emmi has been chairman of the board, president and chief executive officer of Systems & Computer Technology Corporation, a provider of computer software and services, since May 1985. Mr. Emmi is a director of CompuCom Systems, Inc. and CDI Corp.

ROBERT A. FOX                                                Director since 1981
Age 70

Mr. Fox has been chairman and chief executive officer of R.A.F. Industries, Inc., a private investment company which acquires and manages a diversified group of operating companies and venture capital investments, since 1980. Mr. Fox is a director of Zany Brainy, Inc. He is a trustee of the University of Pennsylvania and the Wistar Institute.

JACK L. MESSMAN                                              Director since 1994
Age 60

Mr. Messman has been chief executive officer of Cambridge Technology Partners (Massachusetts), Inc. since 1999. From April 1991 until 1999, Mr. Messman was chairman and chief executive officer of Union Pacific Resources Group Inc., an energy company. From May 1988 to April 1991, Mr. Messman was chairman and chief executive officer of USPCI, Inc., a provider of hazardous waste services and a subsidiary of Union Pacific Corporation. Mr. Messman is a director of Cambridge Technology Partners (Massachusetts), Inc., Metallurg, Inc., Novell, Inc., Tandy Corp., and USDATA Corporation.

RUSSELL E. PALMER                                            Director since 1989
Age 65

Mr. Palmer is chairman and chief executive officer of The Palmer Group, a corporate investment firm he organized in 1990. From 1983 to June 1990, Mr. Palmer was dean of The Wharton School of the University of Pennsylvania. From 1972 to 1983, he was managing partner and chief executive officer of Touche Ross & Co. (now Deloitte & Touche). Mr. Palmer is a director of Federal Home Loan Mortgage Corporation, GTE Corporation, Honeywell International, Inc. and The May Department Stores Company.

JOHN W. PODUSKA, SR., PH.D.                                  Director since 1987
Age 62

Dr. Poduska has served as of chairman of Advanced Visual Systems, Inc., a provider of visualization software, since 1992. Before 1992, Dr. Poduska was president and chief executive officer of Stardent Computer, Inc, a computer manufacturer, from December 1989 to

[COMPANY LOGO]                                                                5

December 1991. From December 1985 to December 1989, Dr. Poduska was founder, chairman and chief executive officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Dr. Poduska is a director of Cambridge Technology Partners (Massachusetts), Inc., eMerge Interactive, Inc., Union Pacific Resources Group, Inc., and XL Vision, Inc.

HEINZ C. SCHIMMELBUSCH, PH.D.                                Director since 1989
Age 55

Dr. Schimmelbusch has served as president and chief executive officer of Safeguard International Group, Inc. since 1994. Dr. Schimmelbusch also serves as managing director of Safeguard International Fund, L.P., a Safeguard affiliated private equity fund, and is chairman of: Allied Resource Corporation, Wayne, PA, a company pursuing technology-oriented, early-stage investment opportunities in process industries; Metallurg, Inc., New York, a global producer and supplier of high quality metal alloys and specialty metals; Becancour Silicon Inc., Montreal, Quebec, a silicon metal producer; and ALD Vacuum Technology AG, Frankfurt, Germany, a global supplier of industrial vacuum technology. From 1973 to 1993, Dr. Schimmelbusch was associated with Metallgesellschaft AG, a raw materials company of which he served as chairman of the executive board from March 1989 to December 1993.

HUBERT J.P. SCHOEMAKER, Ph.D.                                Director since 1993
Age 50

Dr. Schoemaker is chairman, chief executive officer and founder of Neuronyx, Inc., a biotechnology company he founded in 1999. Prior to that, Dr. Schoemaker served as chairman of the board and co-founder of Centocor, Inc., a biotechnology company, from 1987 to 1999.

CARL J. YANKOWSKI                                            Director nominee
Age 51

Carl J. Yankowski has been chief executive officer and a director of Palm, Inc., a leading global provider of handheld computing devices, since December 1999. Prior to joining Palm, he was president and chief executive officer of the Reebok Division and executive vice president of Reebok International Ltd., a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment. Before joining Reebok in September 1998, from December 1993 to January 1998, Mr. Yankowski was president and chief operating officer of Sony Electronics Inc., a diversified company that markets electronic products for consumer, broadcast and industrial use in the United States. From December 1988 to November 1993, Mr. Yankowski held various senior management positions with Polaroid Corporation, his last position being that of chairman of the Asia-Pacific region. Mr. Yankowski is a director of Avidyne, Inc. and Vitts Networks, Inc.

[COMPANY LOGO]                                                                6

                  BOARD OF DIRECTORS -- ADDITIONAL INFORMATION

BOARD MEETINGS: The board of directors held six meetings in 1999. Each director attended at least 75% of the total number of meetings of the board and committees of which he or she was a member.

BOARD COMPENSATION: Directors employed by Safeguard or a wholly owned subsidiary receive no additional compensation, other than their normal salary, for serving on the board or its committees. Non-employee directors receive the following compensation:

-        $17,500 annually

-        $1,000 annually for chairing a committee

-        $1,000 for each board meeting attended

-        $500 for each telephonic special meeting attended

-        $500 for each committee meeting attended

-        reimbursement of out-of-pocket expenses

Additionally, each director who is not an executive officer of Safeguard currently receives a stock option to purchase shares of Safeguard common stock upon initial election to the board. Each of these directors also receives subsequent annual stock option grants. All grants are discretionary and may vary as to the number of shares.

Directors' options generally have an eight-year term and vest 25% each year starting on the first anniversary of the grant date. The exercise price is equal to the fair market value of a share of our common stock on the grant date.

In May 1999, Mr. Yankowski received an initial grant to purchase 90,000 shares at an exercise price of $30.9792 per share. In February 2000, Mr. Buckley received an initial grant to purchase 90,000 shares at an exercise price of $50.9792 per share. In December 1999, each director, other than Messrs. Musser and Wallaesa, received an annual service grant to purchase 9,000 shares of Safeguard common stock at an exercise price of $45.4687 per share.

DEFERRED CHARITABLE DONATION PROGRAM: Safeguard established this program to promote charitable giving. It is available to all directors and certain officers and is funded, in part, by life insurance policies on certain participants. Following the death of a director, we will donate up to $1 million to one or more designated charities in the Southeastern Pennsylvania area. Directors derive no financial benefit from this program since all charitable deductions accrue solely to Safeguard. We anticipate the program will result in nominal cost to us over time.

DEFERRED COMPENSATION: Before 1989, we offered certain directors and officers a deferred compensation plan. All contributions to the plan were completed by the end of 1988. Upon retirement (or an earlier date in certain cases) or upon termination of service as a director, each participant is entitled to receive, as a level payment over 15 years or as a lump sum, an amount equal to the total credits to his account plus an investment growth factor. Mr. Bell began receiving a quarterly payment in February 1992 of $3,100, which was reduced to $3,000 in February 1994. Safeguard is the beneficiary of the life insurance contracts we purchased to cover our obligations under the plan. We expect to recover an amount equal to all benefit payments under the plan, the premium payments on the insurance contracts, and a portion of the interest earned on the use of the premium payment.

                       BOARD COMMITTEE MEMBERSHIP ROSTER

                       AUDIT  COMPENSATION   EXECUTIVE  SPECIAL    NOMINATING
------------------------------------------------------------------------------
MEETINGS HELD IN 1999    4         1             1         1            0
------------------------------------------------------------------------------
Warren V. Musser                                 X                      X
------------------------------------------------------------------------------


[COMPANY LOGO]                                                                7

                                        AUDIT        COMPENSATION        EXECUTIVE       SPECIAL       NOMINATING
                                        -----        ------------        ---------       -------       ----------
Vincent G. Bell, Jr.                                       X                 X              X               X
Robert A. Fox                                              X  *                             X               X  *
Jack L. Messman                           X
Russell E. Palmer                         X  *             X                                X               X
John W. Poduska, Sr.                      X
Heinz C. Schimmelbusch                                                       X
Hubert J.P. Schoemaker                                                       X  *

* CHAIRPERSON


AUDIT COMMITTEE

- recommends the hiring and retention of our independent certified public accountants

- discusses the scope and results of our audit with the independent certified public accountants

- reviews with management and the independent certified public accountants the interim and year-end operating results

- considers the adequacy of our internal accounting controls and audit procedures

- reviews the non-audit services to be performed by the independent certified public accountants


COMPENSATION COMMITTEE

- determines compensation levels for our officers, including incentive compensation

-        administers our equity compensation plan and long-term incentive plan


EXECUTIVE COMMITTEE

- acts upon all matters with respect to the management of our business except policy matters


NOMINATING COMMITTEE

-        recommends nominees for election to our board of directors

-        considers qualified candidates recommended by stockholders


SPECIAL COMMITTEE

- provides approval regarding specific matters previously presented to the board which require final approval of certain items prior to implementation

[COMPANY LOGO]                                                                8

                    STOCK OWNERSHIP OF DIRECTORS AND OFFICERS
                              AS OF MARCH 24, 2000



                                        OUTSTANDING                            SHARES BENEFICIALLY
                                          SHARES         OPTIONS EXERCISABLE     OWNED ASSUMING
               NAME                 BENEFICIALLY OWNED      WITHIN 60 DAYS     EXERCISE OF OPTIONS   PERCENT OF SHARES
Warren V. Musser                            9,167,343                      0           9,167,343              8.5%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087

Robert E. Keith, Jr.                           23,202                196,875             220,077              *

Harry Wallaesa                                551,898                375,000             926,898              *

Vincent G. Bell,  Jr.                       1,429,704                 25,875           1,455,579              1.4%

Walter W. Buckley, III                          3,000                 15,000              18,000              *

Michael J. Emmi                                 3,000                  7,875              10,875              *

Robert A. Fox                                 243,375                  7,500             250,875              *

Jack L. Messman                                90,000                 70,875             160,875              *

Russell E. Palmer                              21,375                 67,875              89,610              *

John W. Poduska, Sr.                          540,375                  7,500             547,875              *

Heinz C. Schimmelbusch                          5,013                  7,500              12,513              *

Hubert J.P. Schoemaker                        137,370                      0             137,370              *

Carl J. Yankowski                                   0                 22,500              22,500              *

Stephen J. Andriole                            36,291                 52,500              88,791              *

John K. Halvey                                    600                      0                 600              *

Jerry L. Johnson                               52,962                229,620             282,582              *

James A. Ounsworth                            338,115                465,000             803,115              *

Executive officers and directors
as a group (21 persons)                    12,767,664              1,688,835          14,456,499             13.3%

*    Less than 1% of Safeguard's outstanding shares of common stock

Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except as follows:

     Warren V. Musser               Includes 699,300 shares held by a charitable
                                    foundation established by Mr. Musser and 346,500 shares held by a trust of which Mr.
                                    Musser is a co-trustee.

     Robert E. Keith, Jr.           Includes 900 shares held by his spouse.  Mr.
                                    Keith disclaims beneficial ownership of the shares held by his spouse.

     Vincent G. Bell, Jr.           Includes 337,704 shares held by a charitable
                                    foundation established by Mr. Bell.

     Robert A. Fox                  Includes 15,000 shares held by a charitable
                                    foundation established by Mr. Fox.

SHARES OF SUBSIDIARY CORPORATIONS OWNED BY SAFEGUARD DIRECTORS AND OFFICERS:
CompuCom Systems, Inc. and Tangram Enterprise Solutions, Inc. are majority owned subsidiaries of Safeguard. As of March 24, 2000, executive officers and directors of Safeguard beneficially owned the following percentage of shares of common stock outstanding in each of these subsidiaries:

-        COMPUCOM
     Mr. Musser,  1.1%
     All executive officers and directors of Safeguard as a group, other than Mr. Musser, 1.2%

-        TANGRAM
     All executive officers and directors of Safeguard as a group, less than 1%.

[COMPANY LOGO]                                                                9

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE: The rules of the SEC require that we disclose late filings of reports of stock ownership by our directors and executive officers. To the best of our knowledge, the only late filings during 1999 were one transaction reported late on Form 4 by each of Thomas C. Lynch, Jack L.
Messman, and Harry Wallaesa.

                            STOCK PERFORMANCE GRAPHS

The following graph compares the cumulative total return on $100 invested in our common stock for the period from December 31, 1994, through December 31, 1999, with the cumulative total return on $100 invested in the Russell 2000 and the peer group index for the same period.

                               1994           1995          1996           1997         1998         1999
Safeguard                       100            430           552            546          477          2835
Russell 2000                    100            128           150            183          178           181
Peer Group                      100            137           178            203          270           401

- The peer group consists of SIC Code 737 -- Computer Programming & Data Processing Services and SIC Code 5045 -- Computer, Peripheral Equipment and Software Wholesalers, with a 50% weighting for each SIC Code.

- Assumes reinvestment of dividends. We have not distributed cash dividends during this period. Assumes a value of zero for all rights issued in rights offerings to our stockholders.

-   Assumes an investment of $100 on December 31, 1994.

The following graph compares the cumulative total return on $100 invested in our common stock assuming additional investments (as described below) in the stock offered in each of the rights offerings and Safeguard Subscription Programs to our stockholders, with the cumulative total return on $100 invested in the Russell 2000 and the peer group index, assuming equivalent additional investments. Our primary method of providing investment returns to our stockholders is through rights offerings and Safeguard Subscription Programs and not through dividends. This graph, based on the assumptions described below, should provide a better indication of the cumulative total return to our stockholders since it includes both the value of Safeguard's common stock and the value of the various common stocks a stockholder could have obtained in the rights offerings and Safeguard Subscription Programs.

[COMPANY LOGO]                                                               10

                                1994          1995           1996          1997          1998         1999
Safeguard                       100            451           594            710          636          4094
Russell 2000                    100            137           177            264          273           306
Peer Group                      100            145           206            279          391           644

-    The peer group is the same as in the first graph.

- The cumulative total return for Safeguard assumes a cash investment to exercise all of the rights a holder of Safeguard common stock valued at $100 on December 31, 1994, would have received in each rights offering made to our stockholders since January 1, 1995 and the purchase of all shares offered in each Safeguard Subscription Program to our stockholders during 1999.

- Assumes additional investments in each comparison index are made at the end of the month in which each rights offering or Safeguard Subscription Program became effective in an amount equal to the amount of the assumed cash investment in the Safeguard index.

- Assumes an initial investment of $100 on December 31, 1994, and additional investments totaling $132.77 as follows: $7.25 in June 1995, $7.25 in April 1996, $9.57 in November 1996, $9.57 in February 1997, $17.39 in July 1997,
     $17.39 in October 1997, $17.39 in February 1998, $29.57 in August 1999, and
     $17.39 in November 1999.

- Although we believe the assumptions made in calculating the values of the chart are reasonable, other assumptions could be used that would result in different cumulative total returns.

[COMPANY LOGO]                                                               11

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

Safeguard's mission is to achieve maximum returns for our stockholders by

- acquiring, incubating and operating leading companies in the Internet infrastructure market

- utilizing our extensive network to meet the strategic and operational needs of our partner companies

- enabling our stockholders to participate directly in our partner companies via the Safeguard Subscription Program, and

- proactively working with our public partner companies to continue to build their value.

Our philosophy is to align the compensation of senior management and other employees with our mission and the long-term interests of our stockholders. This philosophy also helps us to

- attract and retain outstanding employees who can thrive in a competitive environment of continuous change,

- promote among our employees the economic benefits of stock ownership in Safeguard and our partner companies, and

- motivate and reward employees who, by their hard work, loyalty and exceptional service, make contributions of special importance to the success of our business.

COMPENSATION STRUCTURE

The compensation of our executives consists of

-        base pay,

-        annual cash incentives,

-        stock options, and

-        awards under our long-term incentive plan.

BASE PAY

Base pay is established initially on the basis of subjective factors, including experience, individual achievements, and the level of responsibility assumed at Safeguard. Salary increases for our CEO and other executives for 1999 were based on the following:

-        levels of individual responsibility,

- the maintenance of an appropriate scale among executives based on relative positions and responsibilities,

- an evaluation during 1998 by an independent compensation consultant, and

-        general inflation levels.

ANNUAL CASH INCENTIVES

Annual cash incentives are intended to motivate executives to achieve and exceed annual corporate performance targets and strategic objectives. Our primary objectives are to create or increase the value of our public and private partner companies, capitalize on the value derived from our relationship with our private equity funds, and acquire interests in new partner companies that can help us achieve our business objectives and that will continue to build our pipeline of potential IPOs. We measure our success by the market price of our stock, the operating performance and market value of our public partner companies, the operating performance of our private partner companies, and the successful completion of IPOs with Safeguard Subscription Programs. Specific annual financial and strategic objectives may include

-        positioning Safeguard to capitalize on emerging technology trends

-        adding a targeted number of new partner companies,

-        assisting our partner companies to access the public capital markets,

- strengthening our network's capacity to support the growth of our partner companies,

-        strengthening a partner company's management/marketing team,

-        building strategic alliances,

-        helping our partner companies grow through acquisitions, and

-        identifying and exploiting markets.

At the beginning of each year, the committee sets target levels of executive cash incentives based on a percentage of base salary and the executive's ability to impact

[COMPANY LOGO]                                                               12

Safeguard's performance.

At the end of each year, the committee reviews the level of achievement of the financial and strategic objectives contained in Safeguard's plan and the plans of our partner companies (including the publicly held partner companies) and individual performance. Cash incentives are paid based on a percentage of target amounts and may exceed target amounts when, in the judgment of the committee, performance levels are deemed to be superior.

MR. MUSSER'S 1999 CASH INCENTIVE. Mr. Musser was awarded a cash incentive for 1999 equal to 200% of his target incentive. This decision was based on Safeguard's extraordinary success in achieving its strategic objectives, including:

-        successfully positioning Safeguard as a leading Internet company,

- the successful completion of three IPOs with Safeguard Subscription Programs (Internet Capital Group, U.S. Interactive and Pac-West Telecomm),

-        positioning several companies as future IPO candidates,

-        completing twelve new partner company acquisitions, and

-        assisting several partner companies with mergers and acquisitions.

OTHER HIGHLY COMPENSATED EXECUTIVES' 1999 CASH INCENTIVES. The committee approved cash incentives for 1999 equal to 200% of the target amounts. The committee considered the same factors they did in determining Mr. Musser's 1999 cash incentive as well as, to a lesser extent, each executive's individual performance for the year.

STOCK OPTIONS

Stock options align the interests of executives and employees with the long-term interests of our stockholders and motivate executives and employees to remain in our employ. The committee awards stock options based on a number of factors, including

-        the achievement of financial and strategic objectives,

- an individual's contributions in providing strategic leadership and oversight for Safeguard and our partner companies, and

-        the amount and term of options already held by each individual.

1999 STOCK OPTION AWARDS. The committee granted stock options during 1999 to certain new employees and at year end to all executives and employees. The number of options granted was based on each person's responsibilities.
Mr. Musser does not participate in stock option awards.

LONG-TERM INCENTIVE PLAN

Our long-term incentive plan supports our strategy of completing IPOs with Safeguard Subscription Programs to our stockholders since the plan permits participants to share directly in the growth of our partner companies. This growth benefits our stockholders in two ways -- indirectly, by increasing the value of Safeguard's holdings in the partner companies, and directly, by increasing the value of the stock acquired by our stockholders through IPOs with Safeguard Subscription Programs.

Each year, Safeguard has allocated a portion of the equity interests acquired during the year for the benefit of the participants in the long-term incentive plan. Reflecting the growth in senior management and professional staff required to support our increasing number of partner companies, this allocation was increased to 12.5% for 1999. The plan permits the committee to award grants in the form of (i) interests in limited partnerships established by Safeguard to hold the equity interests acquired by Safeguard in a given year, (ii) restricted stock in a partner company, or (iii) share units which entitle a participant to share in the appreciation of the value of the stock of a partner company above established threshold levels. We intend primarily to grant limited partnership interests to plan participants to more closely align the participants' interests with Safeguard's interests.

Grants are subject to vesting over a period of four years and generally to the condition that Safeguard's equity holdings must double in value before the participants can receive their equity participation.

[COMPANY LOGO]                                                              13

Partnership interests are generally paid out in stock of the partner company after a fixed period of years. The committee can accelerate vesting and payout upon the attainment of the threshold value. Restricted stock awards are subject to certain restrictions and are held in escrow until the attainment of the established threshold levels. Share units are payable in cash or in stock of the partner company after a fixed period of years, subject to acceleration by the committee if the threshold levels are achieved.

The committee believes that this policy of aligning the interests of the participants with the long-term interests of our stockholders has been successful, as evidenced by the cumulative total return on Safeguard's common stock, assuming participation in rights offerings and Safeguard Subscription Programs, as shown in the second stock performance graph that appears on page 11.

1999 LONG-TERM INCENTIVE GRANTS. In 1999, the committee approved the allocation of partnership interests to executives and key employees in two limited partnerships that were established to hold all equity interests acquired by Safeguard during 1999 in new and existing partner companies. These limited partnership interests provided the participants, as a group, with the opportunity to receive distributions of up to a total of 12.5% of the equity interests held by each limited partnership if the value of the interest exceeds the established thresholds. Distributions generally will be made in five years, unless accelerated by the committee. The partnership interests were allocated to the participants based on their positions at Safeguard. Mr. Musser did not participate in the long-term incentive plan during 1999.

IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION.

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct in any taxable year compensation paid to any of the individuals named in the Summary Compensation Table in excess of one million dollars that is not "performance-based." To qualify as "performance-based" compensation, the committee's discretion to grant incentive awards must be strictly limited. Grants of stock options and SARs under our plans generally will meet the requirements of "performance-based compensation." Restricted stock grants generally will not qualify as, and performance units may not qualify as, "performance-based compensation." The committee believes that the benefit of retaining the ability to exercise discretion under Safeguard's incentive compensation plans outweighs the limited risk of loss of tax deductions under section 162(m). Therefore, the committee does not currently plan to take any action to qualify any of the incentive compensation plans under section 162(m).

Submitted by the Compensation Committee:

Robert A. Fox
Vincent G. Bell, Jr.
Russell E. Palmer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ken Fox, the son of the chairman of our compensation committee, Robert Fox, is an executive officer, director and a 4.2% stockholder of Internet Capital Group, Safeguard owns approximately 14% of Internet Capital Group.

Our chief executive officer, Warren Musser, serves on the Management Resource Committee (which performs the function of a compensation committee) of the Board of Cambridge Technology Partners (Massachusetts), Inc., a Safeguard partner company, The chief executive officer of Cambridge Technology Partners, Jack Messman, serves on our board.

                   EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS

                            1999 ANNUAL COMPENSATION
[COMPANY LOGO]                                                               14

                                                                                         LONG TERM COMPENSATION
                                      ANNUAL COMPENSATION                             AWARDS                PAYOUTS
                                                                  OTHER                      SECURITIES                  ALL OTHER
                                                                  ANNUAL       RESTRICTED    UNDERLYING    LONG TERM      COMPEN-
                                                                  COMPEN-       STOCK         OPTIONS/     INCENTIVE      SATION
                                      SALARY         BONUS        SATION        AWARD(S)        SARS        PAYOUTS       ($)(6)
   NAME AND POSITION       YEAR       ($)(1)         ($)(2)        ($)(3)       ($)(4)          (#)         ($)(5)
Warren V. Musser,           1999    $  413,731    $  827,500    $   53,920             0             0             0    $   12,000
Chairman of the Board
and Chief                   1998       305,000       305,000        60,193             0             0             0        12,000
Executive Officer
                            1997       290,000       290,000        63,004             0             0             0        12,000


Harry Wallaesa,             1999    $  330,770    $1,386,176            --             0     1,590,000             0    $   10,970
President and Chief
Operating Officer (7)       1998            --            --            --            --            --            --            --

                            1997            --            --            --            --            --            --            --


Stephen J. Andriole,        1999    $  260,577    $  730,151            --             0        90,000    $  321,179    $   20,746
Ph.D., Senior Vice
President and Chief         1998            --            --            --            --            --            --            --
Technology Officer (7)
                            1997            --            --            --            --            --            --            --


John K. Halvey, Senior      1999    $  150,000    $  635,713            --             0       210,000             0    $    8,398
Vice President (7)
                            1998            --            --            --            --            --            --            --

                            1997            --            --            --            --            --            --            --


Jerry L. Johnson,           1999    $  283,462    $  416,469            --             0        60,000    $  905,722    $   19,896
Executive Vice President
                            1998       240,000       182,000            --             0        60,000        38,258        19,895

                            1997       210,000       169,760            --             0        90,000             0        19,620


James A. Ounsworth,         1999    $  267,115    $  610,498            --             0        60,000    $  905,722    $   22,562
Senior Vice President,
General Counsel and         1998       221,000       154,700            --             0        60,000        38,258        33,621
Secretary
                            1997       210,000       147,000            --             0        60,000             0        23,009

[COMPANY LOGO]                                                               15

NOTES TO ANNUAL COMPENSATION TABLE:

(1) Includes compensation that has been deferred by the named officers under voluntary savings plans.

(2) Includes discretionary payouts under our Long-Term Incentive Plan which were made to each of the named executive officers with the exception of Mr. Musser.

(3) For Mr. Musser, this amount includes $38,772 for personal use of our plane in 1999. Mr. Musser's use of the plane increased starting in 1997 following a determination by the board of directors requiring him to travel on the company plane instead of commercial aircraft whenever possible for safety reasons.

(4) In May 1999, we released the shares of restricted stock of Internet Capital Group, Inc. previously awarded to Mr. Johnson and Mr. Ounsworth upon the satisfaction of the conditions of the grant.

(5) The 1999 payout represents the value of shares of Internet Capital Group, Inc., U.S. Interactive, Inc. and Pac-West Telecomm, Inc. distributed to Messrs. Andriole, Johnson and Ounsworth based on their limited partnership interests in Safeguard 98 Capital L.P.

(6)  For 1999, all other compensation includes the following amounts:

                           Defined Contribution           Company Match     Life Insurance
           Name            Pension Plan          Voluntary Savings Plan     Premiums Paid
           ----            ------------          ----------------------     -------------

     Warren V. Musser      $7,200                                $4,800           $    --
     Harry Wallaesa        $7,200                                $   --           $ 3,770
     Stephen J. Andriole   $7,200                                $4,800           $ 8,746
     John K. Halvey        $6,750                                $   --           $ 1,648
     Jerry L. Johnson      $7,200                                $4,800           $ 7,896
     James A. Ounsworth    $7,200                                $4,800           $10,562


(7) Messrs. Wallaesa, Andriole and Halvey became executive officers in March 1999, January 1999 and June 1999, respectively.

[COMPANY LOGO]                                                               16

                              QUESTIONS AND ANSWERS

                            1999 STOCK OPTION GRANTS

                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL RATES
                                  INDIVIDUAL GRANTS                                           OF STOCK PRICE
                                                                                               APPRECIATION
                                                                                            FOR OPTION TERM(1)
                                            % OF TOTAL
                             NUMBER OF       OPTIONS/
                             SECURITIES        SARS
                             UNDERLYING     GRANTED TO
                              OPTIONS/     EMPLOYEES IN    EXERCISE OR
                                SARS        FISCAL YEAR    BASE PRICE     EXPIRATION        5%            10%
          NAME             GRANTED (#)(2)                   ($/SH)(3)        DATE           ($)           ($)
Warren V. Musser                      0          0%             --             --            --            --

Harry Wallaesa                1,500,000         37.65%    $    12.3542        3/1/07    $ 8,847,870  $ 21,192,187
                                 90,000          2.26%         45.4687      12/15/07      1,953,835     4,679,775

Stephen J. Andriole,             30,000           .75%    $    26.3437       4/15/07    $   377,338  $    903,791
Ph.D.                            60,000          1.51%         45.4687      12/15/07      1,302,557     3,119,850

John K. Halvey                  150,000          3.76%    $    20.0938       6/15/07    $ 1,439,084  $  3,446,857
                                 60,000          1.51%         45.4687      12/15/07      1,302,557     3,119,850

Jerry L. Johnson                 60,000          1.51%    $    45.4687      12/15/07    $ 1,302,557  $  3,119,850

James A. Ounsworth               60,000          1.51%    $    45.4687      12/15/07    $ 1,302,557  $  3,119,850

(1) These values assume that the shares appreciate at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of future stock price growth of Safeguard. Executives will not benefit unless the common stock price increases above the stock option exercise price.

(2) The options have an eight-year term and vest 25% each year commencing on the first anniversary of the grant. If an executive retires on or after his 65th birthday, the options will become fully vested on his retirement date. Certain of the options reported in the above table may be exercised at any time. If an executive exercises unvested options and his employment is terminated, we may repurchase the unvested shares at the exercise price. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same-day sales (that is, a cashless exercise through a broker), or such other method as the compensation committee may approve. The compensation committee may modify the terms of outstanding options, including acceleration of the exercise date.

(3) All options have an exercise price equal to the fair market value of the shares subject to each option on the grant date.

[COMPANY LOGO]                                                               17

          1999 STOCK OPTION EXERCISES AND YEAR-END STOCK OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                              SHARES                             OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                            ACQUIRED ON                     AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                            EXERCISE (#)     VALUE
          NAME                             REALIZED($)    EXERCISABLE   UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
Warren V. Musser                       0        --                   0              0        --              --

Harry Wallaesa                         0        --                   0      1,590,000  $          0   $   63,766,464

Stephen J. Andriole,              37,500  $    462,952          45,000        187,500  $  1,981,404   $    5,675,622
Ph.D.

John K. Halvey                         0        --                   0        210,000  $          0   $    5,667,801

Jerry L. Johnson                  88,152  $  1,847,211         229,620        150,000  $ 10,651,936   $    4,537,812

James A. Ounsworth               240,000  $  4,518,012         465,000        135,000  $ 23,501,028   $    3,885,000

(1) Value is calculated using the difference between the option exercise price and the year-end stock price, multiplied by the number of shares subject to an option. The year-end stock price was $54.3333 per share.

                            LONG-TERM INCENTIVE PLAN

         Beginning in 1997, we established one or more limited partnerships to hold all acquisitions approved and made by Safeguard during any given year. Under our long-term incentive plan, participants may purchase interests in these limited partnerships. We allocated up to a 10% interest for purchase by the participants for 1997 and 1998 and up to a 12.5% interest for 1999. Safeguard, through a wholly owned subsidiary acting as the general partner of each partnership, retains approximately a 90% interest in each partnership for 1997 and 1998 and approximately an 87.5% interest in each partnership for 1999. Partnership interests vest 25% each year, generally starting on July 1 in the year following the acquisition. The compensation committee has the authority to accelerate vesting. A partnership will generally distribute the securities it holds to its partners after five to ten years, but may distribute securities earlier if the company has completed an IPO or has been sold. We must receive two times the cost of the equity securities of a company and repayment of any loans to the company before the limited partners receive any of the securities of the company. If that threshold is met, the limited partners will receive distributions of approximately 10% to 12.5% of the equity securities of the company depending upon the partnership which is distributing the securities. The percentages allocated during 1999 to each named executive officer in each partnership are included in the following table.

[COMPANY LOGO]                                                               18

                                                                                       PERFORMANCE OR OTHER PERIOD
  NAME/PARTNERSHIP                                       PERCENTAGE INTEREST           UNTIL MATURATION OR PAYOUT
  ----------------                                       -------------------           --------------------------
Warren V. Musser (1)                                           0%                               --

Harry Wallaesa
  Safeguard 99 Capital L.P.                                    1.1250%                        5 years
  Safeguard Partners Capital II L.P.                           1.1250%                       10 years

Stephen J. Andriole, Ph.D.
  Safeguard 99 Capital L.P.                                    0.8310%                        5 years
  Safeguard Partners Capital II L.P.                           0.8310%                       10 years

John K. Halvey
  Safeguard 99 Capital L.P. (2)                                0.5000%                        5 years
  Safeguard Partners Capital II L.P. (1)                       0.5000%                       10 years

Jerry L. Johnson
  Safeguard 99 Capital L.P.                                    0.8310%                        5 years
  Safeguard Partners Capital II L.P.                           0.8310%                       10 years

James A. Ounsworth
  Safeguard 99 Capital L.P.                                    0.8310%                        5 years
  Safeguard Partners Capital II L.P.                           0.8310%                       10 years


NOTES TO LONG-TERM INCENTIVE PLAN TABLE:

(1) Mr. Musser did not participate in the plan prior to the year 2000, but will participate in 2000 and thereafter.

(2) The percentage allocated to Mr. Halvey permits him to participate only in those acquisitions approved and made by Safeguard on or after June 1, 1999.


EMPLOYMENT CONTRACTS; SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

At the time he joined Safeguard, we agreed to pay John Halvey's salary for a 12-month period if his employment is terminated without cause prior to December 31, 2000.

RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT AND OTHERS

In connection with various restricted stock awards made under our long-term incentive plan, we loaned each recipient an amount equal to the related income taxes on each award. Each of the loans is a full-recourse loan secured by a pledge of the restricted shares. The interest rates and due dates on each loan are as follows:


Date of Loan                Interest Rate         Due Date
------------                -------------         --------
2/12/97                         5.81%              2/12/00
6/11/99                         4.90%              6/11/00
8/27/99                         5.43%              8/31/00
11/3/99                         5.57%              12/3/00
12/1/99                         5.74%             12/31/00
2/3/00                          6.20%              2/28/01

The following table shows the largest aggregate loan amounts outstanding in connection with these tax loans for each executive officer who owed us in excess of $60,000 since January 1, 1999, and the aggregate amounts outstanding at March 17, 2000:

                           Largest
                        Balance Since             Balance at
    Name                   1/1/99                  3/17/00
    ----                   ------                  -------
Harry Wallaesa           $ 297,841                 $297,841
Steve Andriole           $  77,634                 $      0
John Halvey              $ 159,427                 $159,427
Jerry Johnson            $ 172,852                 $      0
Thomas Lynch             $ 194,448                 $      0
Jim Ounsworth            $ 159,195                 $      0

In addition to the above loans, in December 1998, CompuCom loaned Thomas Lynch the sum of $796,875 in connection with his exercise of stock options to acquire 500,000 shares of CompuCom common stock. The loan is evidenced by a full recourse

[company logo]
promissory note which bears interest at the annual rate of 4.33% and is secured by the 500,000 shares of CompuCom common stock. Principal and accrued interest on the note is due on December 31, 2001. We also loaned Mr. Lynch the sum of $806,078 which is evidenced by a full recourse promissory note and contains the same terms as the CompuCom note. This note is secured by securities and partnership interests awarded to Mr. Lynch under our long-term incentive plan and a negative pledge of certain real estate.

In July 1999, we loaned John Halvey the sum of $500,000 in connection with his joining Safeguard. The loan is evidenced by a full recourse promissory note which bears interest at the prime rate and is secured by a pledge of stock, vested stock options, long-term incentive plan grants, and any other compensation granted to Mr. Halvey by Safeguard. Principal and accrued interest on the note is due on July 22, 2002.

In February 2000, we agreed to loan Gerald Blitstein the sum of $200,000 in connection with his joining Safeguard. The loan will be evidenced by a full recourse promissory note, will bear interest at the prime rate, and will be payable on the fifth anniversary of the loan. The loan will be secured by a pledge of his vested stock options and long-term incentive plan grants, and any other awards of stock or options granted to Mr.
Blitstein by Safeguard.

In February 1999, we purchased a majority interest in aligne incorporated. Mr. Wallaesa, our president and COO, was a co-founder and significant stockholder of aligne. The purchase price for the interest in aligne was determined by negotiations between us and aligne and was based on an analysis of aligne's financial position and a comparison with other similarly situated companies. We also obtained a written report indicating the reasonableness of the investment by Howard Lawson & Co., an investment banking firm. This transaction was approved by our board of directors prior to Mr. Wallaesa's appointment as president, COO and a director. We exchanged 1,324,554 shares of Safeguard common stock (as adjusted for the March 2000 three-for-one stock split), valued at $17.6 million, for an 80% interest in aligne. Mr. Wallaesa received 551,898 of the Safeguard shares, valued at $7.3 million, for his aligne shares. One-half of the Safeguard shares issued in this transaction were delivered to the aligne stockholders at closing, and the remaining shares were issued in their names but held in escrow pending achievement of established revenue targets for 1999 and 2000. Upon the achievement of the established revenue targets for 1999, one-half of the escrowed shares were released. The remaining shares will be retained by Safeguard until the established revenue targets for 2000 have been achieved. If aligne fails to achieve the revenue targets for 2000, the remaining shares will be returned to Safeguard.

In connection with our acquisition of a minority ownership interest in MegaSystems, Inc. in 1998, we guaranteed a $1.5 million loan. In March 1999, we loaned MegaSystems $1,555,556. The loan bears interest at the annual rate of 8% and is secured by the assets of MegaSystems. Payment of the outstanding principal and accrued interest, originally due in March 2000, was extended until September 2000. The loan is initially convertible into 1,555,556 shares of common stock of MegaSystems. In connection with this loan, MegaSystems also issued to Safeguard warrants to purchase 518,518 shares of MegaSystems preferred stock at an exercise price of $.01. In June 1999, we guaranteed $1.6 million in performance bonds posted by MegaSystems with connection with a theatre construction project. Warren Musser, the chairman, CEO and an 8.5% stockholder of Safeguard, has a personal relationship with the chief executive officer of MegaSystems.

We currently intend to acquire for $1 million a 6% equity position in Neuronyx, Inc., a biotechnology company founded by one of our directors, Hubert J.P. Schoemaker. Dr. Schoemaker is president, chairman and a significant stockholder of Neuronyx.

We participate in the management of nine

[company logo]
private equity funds and have limited partnership interests in two additional private equity funds.

Robert Keith, vice chairman of our board of directors, is the president and CEO of TL Ventures, the management company for TL Ventures III, TL Ventures IV, EnerTech Capital Partners I, and EnerTech Capital Partners II. Mr. Keith and Safeguard are general partners of the TL Ventures and EnerTech Capital Partners funds, and they participate in the profits of these funds. TL Ventures receives management fees from the TL Ventures funds and indirectly from EnerTech. TL Ventures paid Safeguard $400,000 in 1999 for management and operational services to TL Ventures and the funds and approximately $190,000 for the rental of office space. Safeguard has invested or committed a total of $40.2 million in the six TL Ventures and EnerTech Capital funds. Safeguard owns less than 7% of the partnership interests of each of these funds.

Heinz Schimmelbusch, a Safeguard director, is a general partner of Safeguard International Fund and participates in the profits of the fund. He also is one of three members of the management company of the fund. Safeguard has invested or committed $29 million to date in this fund and owns 10% of the limited partnership interests.

In May 1999, we loaned $2.5 million to Allied Resource Corporation. The loan bears interest at an annual rate equal to the prime rate plus 1% and is due on the earlier of May 4, 2000 or 60 days following demand for payment. In connection with this loan, Allied Resource issued to Safeguard warrants to purchase 62,500 shares of class A common stock at an exercise price of $10.00. Dr. Schimmelbusch is chairman and a significant stockholder of Allied Resource Corporation.

Safeguard is organizing Pennsylvania Early Stage Partners II as a newly formed private equity fund, and has committed to invest up to $25 million in this fund. Michael Bolton, a Safeguard executive officer, is a managing director of Pennsylvania Early Stage Partners II. Mr. Bolton will participate in the profits of this fund along with Safeguard.

Ken Fox, the son of Safeguard director, Robert Fox, is an executive officer, director and 4.2% stockholder of Internet Capital Group. Walter Buckley, a director of Safeguard, is an executive officer, director and 4.6% stockholder of Internet Capital Group. Safeguard has invested $29.25 million in Internet Capital Group and owns approximately 14% of the company.


INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP has been our independent public accountants since 1986. We intend to retain them for 2000. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

[company logo]

                                 [COMPANY LOGO]
                           800 THE SAFEGUARD BUILDING
                              435 DEVON PARK DRIVE
                                 WAYNE, PA 19087

                                 (610) 293-0600
                AUTOMATED INVESTOR RELATIONS LINE: (888) SFE-1200
                         TOLL-FREE NUMBER (877) 506-7371

FOR MORE INFORMATION ABOUT SAFEGUARD, PLEASE VISIT OUR WEBSITE AT www.safeguard.com



       DIRECTIONS TO THE DESMOND GREAT VALLEY HOTEL AND CONFERENCE CENTER
                              One Liberty Boulevard
                                Malvern, PA 19355
                                 (610) 296-9800

FROM PHILADELPHIA                                             FROM WILMINGTON AND POINTS SOUTH (DELAWARE AND
                                                              MARYLAND)
  Take the Schuylkill Expressway (I-76) West. Follow I-76
  West to Route 202 South.  Take Route 202 South to the       Take I-95 to Route 202 North.  Follow  Route 202
  Great Valley/Route 29 North Exit.  At the end of the        North to the Great Valley/Route 29 North Exit.  Turn
  ramp, proceed straight through the traffic light onto       right onto Route 29 North.  Turn right at the second
  Liberty Boulevard.  The hotel will be on the right.         light onto Liberty Boulevard.  The hotel will be on
                                                              the left.
  FROM SOUTH NEW JERSEY
                                                              FROM HARRISBURG AND POINTS WEST
  Take I-95 South to Route 322 West.  Take 322 West to US
  Route 1 South to Route 202 North.  Take Route 202 North     Take PA Turnpike East to Exit 24, Valley Forge.
  to Great Valley/Route 29 North Exit.  Turn right onto       Take Route 202 South to Great Valley/Route 29 North
  Route 29 North.  Turn right at second light onto            Exit.  At the end of the ramp, proceed straight
  Liberty Boulevard.  The hotel will be on the left.          through traffic light onto Liberty Boulevard.  The
                                                              hotel will be on the right.
  FROM PHILADELPHIA AIRPORT
                                                              FROM NEW YORK AND POINTS NORTH
  Take I-95 South to 476 North.  Follow 476 North to the
  Schuylkill Expressway (I-76) West to Route 202 South.       Take the New Jersey Turnpike South to Exit 6, the
  Take Route 202 South to the Great Valley/Route 29 North     Pennsylvania Turnpike extension.  Follow the
  Exit.  At the end of the ramp, proceed straight through     Turnpike West to Exit 24, Valley Forge.  Take Route
  the traffic light onto Liberty Boulevard.  The hotel        202 South to the Great Valley/Route 29 North Exit.
  will be on the right.                                       At the end of the ramp, proceed through the light
                                                              onto Liberty Boulevard.  The hotel is on the right.

PROXY


                           SAFEGUARD SCIENTIFICS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. YOUR VOTE IS IMPORTANT.

When you sign and return this proxy card, you

- appoint Warren V. Musser, Harry Wallaesa, and James A. Ounsworth, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 11, 2000, and at any adjournments of that meeting,

- authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting, and

-         revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

                            - FOLD AND DETACH HERE -


                                 [COMPANY LOGO]


                           800 The Safeguard Building
                              435 Devon Park Drive
                              Wayne, PA 19087-1945

                              Phone: (610) 293-0600
                            Toll-Free: (877) 506-7371
                               Fax: (610) 293-0601
                Automated Investor Relations Line: (888) SFE-1200

For more information about Safeguard, please visit our website at www.safeguard.com


 If you cannot attend the meeting in person, you may listen to the meeting over the Internet through Vcall, Inc. at http://www.vcall.com.
                Please go to this web site approximately fifteen
                   minutes early to register and download any
                            necessary audio software.

                                                              Please mark    [X]

                                                              your votes as

                                                              indicated in

                                                              this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTORS.

1.   ELECTION OF DIRECTORS                                  FOR      [  ]              WITHHELD [  ]
     Nominees:                                                                         FOR ALL
     Warren V. Musser             Jack L. Messman           TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE
     Vincent G. Bell, Jr.         Russell E. Palmer         VOTING FOR THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE'S NAME
     Walter W. Buckley III        John W. Poduska Sr.       IN THE LIST.
     Michael J. Emmi              Heinz Schimmelbusch
     Robert A. Fox                Hubert J.P. Schoemaker
     Robert E. Keith, Jr.         Harry Wallaesa
                                  Carl J. Yankowski         TO CUMULATE VOTES, WRITE "CUMULATE FOR" IN THE SPACE BELOW, FOLLOWED BY
                                                            THE NAME OF THE NOMINEE(S) AND THE NUMBER OF VOTES TO BE CAST FOR EACH
                                                            NOMINEE.


SIGNATURE(S)
                                                           DATE:          , 2000

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.










                            - FOLD AND DETACH HERE -

                                 [COMPANY LOGO]

                  Safeguard's Automated Investor Relations Line
               (888-SFE-1200) provides 24-hour access to the most
                   frequently requested investor information.
                      The main menu options are as follows:

Press 1 to receive printed company materials, such as an investor's kit, by mail.

Press 2 to hear frequently asked questions regarding the Safeguard Subscription Program.

Press 3           to receive a fax of the frequently asked questions.

Press 4 to hear highlights of our latest news releases for pending IPOs, including pricing and ratio information, and other significant announcements. The most current news release is always the first item in this menu, and you have the option of listening to, or receiving a fax of, up to six recent news releases.

Press 5 for the address and telephone number for Safeguard's transfer agent.

Press 6           to be connected to Safeguard's investor relations department.